Exhibit 99.1

RGS Energy Reports Second Quarter 2016 Results

LOUISVILLE, CO, August 22, 2016 – RGS Energy (NASDAQ: RGSE), a residential and small commercial solar company since 1978, has reported results for its second quarter ended June 30, 2016. The company also filed today its quarterly report on Form 10-Q.

Business Turnaround and Capital Raising Update

Commencing the fourth quarter of 2014, the Company began executing a business turnaround strategy designed to reduce the required level of sales necessary to achieve break-even or better operating results. To execute the business turnaround strategy, the Company has to become better capitalized. The Company has successfully raised additional financial capital from investors that is expected to become available to the Company during the fourth quarter. The company’s most recent Investor Presentation, which describes the Company’s business turnaround strategy, is included on the investor relations’ section of the Company’s website.

Recently, the Company has arranged for gross capital proceeds of approximately $10 million. On April 1, 2016, $10 million of convertible notes were issued and as of June 30, 2016, the company had received $1.75 million of cash. The remaining restricted cash of $8.25 million the Company expects to becomes available, depending upon market conditions and the timing of the note holders’ elections to convert, beginning as early as October 1, 2016 and continuing thereafter. Additionally, on July 21, 2016, the company filed a registration statement (the “Registration Statement”) on Securities and Exchange Commission (“SEC”) Form S-1 for 5,000 units of securities where each unit is comprised of one share of the Company’s to-be-created convertible preferred stock and one warrant to acquire a fraction of one share of the Company’s common stock. The Registration Statement has not yet been declared effective by the SEC.

On August 22, 2016, the Company and its senior lender entered into a second modification to the Company’s senior lending facility. Under this modification, certain of the Company’s assets, accounts receivable due from third parties, are extended in time as to the collateral’s advance rate under the lending facility. This had the effect of increasing the amount that the Company is able to draw under the lending facility.

Management Commentary

“We believe that the additional capital resources from our capital raising efforts, the convertible note offering, the proceeds that are expected to be received in the offering to be conducted under the recently filed Registration Statement, will provide the capital to successfully execute our business turnaround strategy,” said Dennis Lacey, chief executive officer of RGS Energy. “We look forward to being able to deploy the additional capital in the coming months to grow our revenue.”

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Segment Results:

Residential Segment:	2nd Quarter	1st Quarter	2nd Quarter
(000's omitted)	2016	2016	2015

Revenue	$3,296	$3,752	$11,110
Cost of goods sold	2,842	3,315	9,422
Gross Margin	454	437	1688
Gross Margin %	13.77%	11.65%	15.19%
Operating Expenses	1,347	1,701	2,197
Business Unit Contribution	$(893)	$(1,264)	$(509)

Backlog	$8,225	$9,837	$17,553

During the second quarter of 2016, the residential segment did not have access to sufficient capital to grow revenue. The company installed solar equipment on 98 roofs in the second quarter of 2016, as compared to 107 installations in the previous quarter and 374 installations in the second quarter of 2015.

The current quarter’s gross margin percentage decline from the year-ago quarter reflects the impact of declining revenue compressing the gross margin arising from less efficient absorption of the fixed portion of operating costs. The increase in the gross margin percentage from the first quarter arose from more efficient construction operations and the benefit of better pricing on materials.

Residential segment backlog decreased to $8.2 million at June 30, 2016 from $9.8 million at March 31, 2016. New sales orders decreased 18% to $3.7 million during the second quarter of 2016 as compared to $5.2 million in the prior year quarter. Net cancellations decreased 60.7% to $2.2 million in the second quarter of 2016 as compared to $5.7 million in the second quarter of 2015.

Sunetric Segment:	2nd Quarter	1st Quarter	2nd Quarter
(000's omitted)	2016	2016	2015

Revenue	$1,588	$1,187	$3,617
Cost of goods sold	1,625	1,541	2,856
Gross Margin	-37	-354	761
Gross Margin %	-2.33%	-29.82%	21.04%
Operating Expenses	254	444	614
Business Unit Contribution	$(291)	$(798)	$147

Backlog	$4,757	$6,345	$12,624

During the second quarter of 2016, the Sunetric segment did not have access to sufficient capital to grow revenue. Sales for Sunetric have been adversely impacted by the regulations of the local utility and, in response, Sunetric began piloting sales of other energy savings products. The gross margin percentage during 2016 reflects declining revenue resulting from the inefficient absorption of the fixed cost component of operating costs. The improvement in the gross margin percentage from the first quarter results from installing more commercial projects with higher margins.

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Corporate Segment & Other:
(000's omitted)	2nd Quarter	1st Quarter	2nd Quarter
Corporate Segment:	2016	2016	2015

General and Administrative expenses	$1,478	$1,386	$1,658
Stock Option Compensation	177	165	155
Litigation	-	24	500
Restructuing	-	-	200
Depreciation & amortization	101	102	112
Business Unit Contribution	$(1,756)	$(1,677)	$(2,625)

Other:
Other Income and Interest Expense	$(876)	$(30)	$94
Change in derivative liabilities, net	309	(42)	4,509
Income Taxes	27	-	41
Discontinued Operations	70	161	(133)

Change in valuation of derivative liabilities, net, was $309, 000 in the quarter versus a gain of $42,000 in the previous quarter and a gain of $4.5 million for the second quarter of 2015. The gain for the current quarter is principally related to change in value of the embedded derivatives liability arising from the convertible note financing.

Income from discontinued operations, net of tax, was $0.1 million, reflecting winding down of the company’s Large Commercial segment. This compares to a loss from discontinued operations, net of tax, of $0.1 million in the second quarter of 2015.

Q2 2016 Financing Capacity Highlights & Subsequent Event

The Company’s strategy is to arrange direct sales to customers versus leasing to customers. For the second quarter, payments from customer installations was 63% from customer cash, 36% from cash arranged through third-party financing, and only 1% of our customers utilized company or third-party lease programs.

Cash and cash equivalents were $0.5 million at June 30, 2016 versus $0.6 million at December 31, 2015. The company’s revolving line-of-credit facility sweeps all operating cash received daily and applies it to reduce the balance on the line.

On April 1 2016, the company entered into an agreement with private investors for convertible notes with warrants raising $10 million of gross proceeds, of which the company has to-date received $1,750,000, with the remainder deposited in restricted cash accounts to be released in future periods subject to release conditions.

On July 21, 2016, the Company filed the Registration Statement to raise additional capital from the offering of 5,000 units as described above. The SEC has not yet declared the Company’s Registration Statement effective.

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Conference Call

RGS Energy will hold a conference call to discuss its second quarter 2016 financial results later today.

Date: Tuesday August 23, 2016

Time: 11:00 a.m. Eastern time (9:00 a.m. Mountain time)

Toll-free dial-in number: 1-888-208-1379

International dial-in number: 1-913-981-5544

Conference ID: 1897326

Webcast: http://public.viavid.com/player/index.php?id=120930

The conference call will be webcast live and available for replay via the investor relations section of the company's website at RGSEnergy.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 2:00 p.m. Eastern time on the same day through August 30, 2016.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 1897326

About RGS Energy

RGS Energy (NASDAQ: RGSE) a residential and small commercial solar Company since 1978, the Company has installed more than 25,000 solar power systems. RGS Energy makes it very convenient for customers to save on their energy bill by providing turnkey solar solutions - from system design, construction planning, customer financing assistance, installation, to interconnection and warranty.

For more information, visit RGSEnergy.com, on Facebook at www.facebook.com/rgsenergy and on Twitter at www.twitter.com/rgsenergy. Information on such websites is not incorporated by reference into this press release.

RGS Energy is the Company’s registered trade name. The Company files periodic and other reports with the Securities and Exchange Commission under its official name “Real Goods Solar, Inc.”

Forward-Looking Statements and Cautionary Statements

This press release by Real Goods Solar, Inc. (the “Company,” “we”, “us,” “its,” “our”) contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements regarding the Company’s capital formation activities, business and financial strategies, its growth opportunities, future sales and installation revenue, its business turnaround strategy and plans to achieve break-even or better results in future periods resulting from increased sales and reduced cost of goods sold and operating expenses. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they provide our current beliefs, expectations, assumptions, forecasts, and include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “hypothetical,” “anticipate,” “believe,” “plan,” “target”, “estimate,” “expect,” “strive,” “future,” “intend,” “may,” “will” and similar expressions as they relate to us are intended to identify such forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. In order to implement its business turnaround strategy, the Company requires better capitalization and expansion of its sales and installation operations. Therefore, the Company cautions you against relying on any of these forward-looking statements.

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Additional key risks and uncertainties that may cause a change in any forward-looking statement include: the company obtaining additional capital for implementation of its business turnaround strategy; the effect of electric power generation industry regulations in the states the Company operates, net electric power metering and related policies; the level of demand for our solar energy systems; the availability of a sufficient, timely, and cost-effective supply of solar panels and the Company’s ability to implement required cost containment and reductions, compliance with its loan agreements, to generate sufficient cash flow from operations to fund operation, litigation and contract disputes and the terms of any future amendment to our revolving credit facility. You should read the section entitled “Risk Factors” in our 2015 Annual Report on Form 10-K and in our 1st and 2nd Quarter 2016 Reports on Form 10-Q, each of which has been filed with the Securities and Exchange Commission, which identify certain of these and additional risks and uncertainties. Any forward-looking statements made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Relations Contact

Ron Both, Senior Managing Director

Liolios Group, Inc.

Tel 1-949-574-3860

RGSE@liolios.com

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RGS Energy

Condensed

(in thousands)

	June	December
	30, 2016	31, 2015
Cash & cash equivalents	$490	$594
Restricted cash	8,250	-
Accounts Receivable	3,192	4,374
Inventory	1,233	2,051
Other Current Assets	1,756	2,527
Assets of Discontinued Operations	2,663	2,853
Total Current Assets	17,584	12,399
Goodwill and Intangibles	1,338	1,338
Other Assets	2,313	2,420
Assets of Discontinued Operations	735	878
Total Assets	$21,970	$17,035

Line of Credit	$4,118	$774
Convertible debt	1,491	-
Accounts Payable	7,107	9,121
Other Current Liabilities	3,363	3,054
Liabilities of Discontinued Operations	4,159	4,510
Total Current Liabilities	20,238	17,459
Convertible debt	3,148	-
Common stock warrant liability	1,785	342
Other Liabilities	1,540	22
Liabilities of Discontinued Operations	225	225
Total Liabilities	26,936	18,048
Stockholder’s Equity (deficit)	(4,966)	(1,013)
Liabilities and Stockholders' deficit	$21,970	$17,035

RGS Energy

Consolidated Summary Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net Revenue	$4,884	$14,727	$9,823	$25,337
Cost of Goods Sold	4,467	12,278	9,323	21,991
Gross Margin	417	2,449	500	3,346
Gross Margin (%)	8.54%	16.63%	5.09%	13.21%
Selling and Operating	1,699	2,916	3,891	6,987
General and Administrative	1,373	1,404	2,670	3,070
Stock option compensation	177	155	342	400
Restructuring Costs	-	337	37	358
Litigation	-	500	24	500
Depreciation and amortization	107	123	215	274
Total Expenses	3,356	5,435	7,179	11,589
Operating Loss from Continuing Operations	(2,939)	(2,986)	(6,679)	(8,243)
Other Income	8	238	17	348
Interest Expense	(884)	(144)	(923)	(368)
Change in derivative liabilities, net	309	4,509	267	6,264
Income Tax Expense/(Benefit)	27	41	27	(24)
Income/(Loss) from Continuing Operations, net of tax	(3,533)	1,576	(7,345)	(1,975)
Income/(Loss) From Discontinued Operations, net of tax	70	(133)	231	(315)
Net Income/(Loss)	$(3,463)	$1,443	$(7,114)	$(2,290)
Earnings per share	$(5.42)	$5.74	$(11.28)	$(11.64)
Weighted average shares outstanding	639	251	630	197

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